UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2006

C&F FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

802 Main Street, West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240-13e-4c)

Item 8.01 Other Events

On July 31, 2006, C&F Financial Corporation issued a news release stating that there will be a delay in the announcement of the Company’s second quarter earnings.

The Company recently uncovered evidence suggesting that two former employees of C&F Mortgage Corporation, the mortgage subsidiary of C&F Bank, acting together, embezzled funds from C&F Mortgage Corporation in the amount of approximately $2.2 million. Upon making a preliminary determination of the possible impropriety, management notified the Company’s audit committee. Under the supervision of the audit committee, management and the Company’s general counsel, external and internal auditors and outside counsel are undertaking a full and complete investigation of the matter. The Company has notified its insurance company and the appropriate authorities of the potential loss. Based upon a review of its insurance coverage by management and outside counsel and discussions with representatives of the insurance company, the Company believes there is sufficient coverage under its insurance policy to recoup potential losses less a $75,000 deductible. Accordingly, the Company currently believes there will be no changes to net income reported in its historical financial statements and will record a charge to income for the deductible in its second quarter financial statements.

The Company expects to release its second quarter financial results within approximately two weeks.

A copy of the Company’s news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	C&F Financial Corporation news release dated July 31, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION REGISTRANT

Date: July 31, 2006	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

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